UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2006

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact name of registrant as specified in charter)

Delaware	0-50209	04-3372948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 17, 2006, Boston Properties Limited Partnership (the “Company”), through one of its wholly owned subsidiaries, entered into a Purchase and Sale Agreement with AVR Crossroads LLC (“AVR”), an affiliate of AVR Realty Company, LLC, for the sale of the Company’s long-term leasehold interest in 5 Times Square in New York City and related credits for approximately $1.28 billion in cash. 5 Times Square is a Class A office tower that contains approximately 1,101,779 net rentable square feet. The property is currently 100% leased. The Company estimates net proceeds from the sale of approximately $1.23 billion, after the payment of transfer taxes, leasehold transfer payments, broker’s fees, revenue support payments to AVR that are described below and other customary closing costs that the Company is responsible for paying under the terms of the purchase and sale agreement.

The closing is currently expected to occur during the first quarter of 2007, subject to certain closing conditions and certain customary termination rights for transactions of this type. However, there can be no assurances that the closing will occur on schedule or at all. The closing is not conditioned upon either party obtaining any additional internal approvals or AVR obtaining financing or performing or being satisfied with the performance of any due diligence investigations, other than those performed in connection with AVR obtaining title insurance for 5 Times Square. The parties currently expect to obtain all necessary third-party approvals.

Upon execution of the purchase and sale agreement, AVR made a deposit of $50 million that will be credited to the purchase price at closing, or, if the closing does not occur for any reason other than a default by AVR, will be refunded to AVR. If the closing does not occur due to a default by AVR, then the deposit will serve as liquidated damages for the Company.

Under the purchase and sale agreement, the Company has also agreed to provide to AVR monthly revenue support from the closing date until December 31, 2008. Although the exact closing date is not yet certain, the Company expects that the revenue support payments will total approximately $1.9 million.

As part of the transaction, AVR has agreed to engage the Company as the property manager for 5 Times Square for a five-year term. Either party will have the right to terminate this relationship at any time after four years upon giving the other party six (6) months advance notice. If not terminated, the agreement will automatically renew for successive one-year terms unless terminated by either party upon ninety (90) days advance notice.

Private Securities Litigation Reform Act of 1995. This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the transaction described above, AVR’s performance of its obligations under the purchase and sale agreement described above and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	Boston Properties, Inc., its General Partner

Date: November 22, 2006	By:	/s/ Douglas T. Linde
Douglas T. Linde
Executive Vice President & Chief Financial Officer